Exhibit 10(k)
BRINKER INTERNATIONAL, INC.
TERMS OF
STOCK OPTION AWARD

[Grant Date]

Brinker International, Inc. (the “Company”), acting pursuant to Section 2 of the Brinker International, Inc. Stock Option and Incentive Plan (the “Plan”), has granted to you (the “Option Holder”) an option to purchase such number of shares of the common stock of the Company (“Stock”) as specified in your award letter (the “Award”). The Award is in all respects subject to the provisions of the Plan (the terms of which are incorporated herein by reference), these Award terms (“Award Terms”) and your award letter.

1.Definitions. For purposes of this Award, the terms listed below are defined as follows:
(a)Cause. The term “Cause” means one or more of the following:
(i)An act of fraud, misappropriation or embezzlement by the Option Holder in connection with the Company or a Related Company as determined by the affirmative vote of at least a majority of the Board or executive committee thereof;
(ii)Gross mismanagement or gross neglect of the Option Holder’s duties to the Company or a Related Company as determined by the affirmative vote of at least a majority of the Board or executive committee thereof; or
(iii)Conviction of the Option Holder by a court of competent jurisdiction of a felony.
(b)Change in Control. The term “Change in Control” means:
(i)a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or
(ii)the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or
(iii)the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three‑year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.
(c)Code Section 409A. The term “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder.
(d)Disability. Except as otherwise provided by the Committee, the Option Holder will be considered to have a “Disability” during the period in which the Option Holder is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition is expected to have a duration of not less than 120 days.
(e)Executive Option Holder. The term “Executive Option Holder” means an Option Holder who is the Chief Executive Officer of the Company or a member of the Brinker Leadership Team at the time an Award is granted to such Option Holder.

(f)Exercise Price. The term “Exercise Price” means the amount set forth in the award letter associated with the Award, which represents the closing price per share of the Stock on the trading day coinciding with the grant date of the Option (or, if such day is not a trading day, the closing price per share of the Stock on the trading day immediately preceding the Option grant date). The Exercise Price shall never be less than the fair market value of a share of Stock on the grant date of the Option within the meaning of Code Section 409A.
(g)Good Reason. The term “Good Reason” means the satisfaction of all of the following requirements:
(i)One or more of the following facts and circumstances exist: (A) a reduction in the Executive Option Holder’s then current base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (B) a reduction in the Executive Option Holder’s target annual bonus opportunity; (C) a relocation of the principal location at which the Executive Option Holder is required to provide services by more than fifty (50) miles; (D) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Award in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operations of law; (E) a material, adverse change in the Executive Option Holder’s title, reporting relationship, authority, duties or responsibilities; or (F) in the case of an Executive Option Holder who is the Chief Executive Officer of the Company only, a failure of any successor to the Company to nominate the Executive Option Holder for election by shareholders to the successor company’s board of directors; and
(ii)the Executive Option Holder shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.
(h)Rule of 70. The term “Rule of 70” means that the sum of the Option Holder’s age and the Option Holder’s years of service with the Company or a Related Company equals or exceeds 70.
(i)Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used but not defined in these Award Terms will have the meaning set forth in the Plan.
2.Grant of Option. The Option Holder has been granted an option (the “Option”) to purchase shares of Stock from the Company at the Exercise Price, in the amounts, during the periods and upon the terms and conditions set forth in these Award Terms and in the Option Holder’s award letter.
3.Vesting and Exercisability.
(a)Vesting Schedule. The Option will vest in accordance with the following schedule (the “Vesting Period”):

If Option Holder remains continuously in the employ of the Company or a Related Company through the dates below (each a “Vesting Date”):	Then the following portion of the Option will vest on each of the Vesting Dates (each portion referred to as a “Vesting Tranche”):
First Anniversary of Grant Date	25% of Option
Second Anniversary of Grant Date	Additional 25% of Option
Third Anniversary of Grant Date	Additional 25% of Option
Fourth Anniversary of Grant Date	Additional 25% of Option

No unvested portion of the Option will vest after the date of the Option Holder’s termination of employment, except as specifically provided in these Award Terms. For purposes of these Award Terms, “termination of employment” means the Option Holder ceases to be employed by the Company and all Related Companies.

(b)Death or Disability. Notwithstanding Section 3(a), if an Option Holder terminates employment with the Company and the Related Companies prior to one or more Vesting Dates due to the Option Holder’s death or Disability, then the unvested portion of the Option will become fully vested as of the date of such termination.
(c)Retirement. Notwithstanding Section 3(a), if an Option Holder ceases to be employed with the Company and the Related Companies prior to one or more Vesting Dates, and as of the date of the termination the Option Holder (i) has satisfied the Rule of 70 and is at least age 55, or (ii) is at least age 65 regardless of satisfaction of the Rule of 70, then the unvested portion of the Option will become fully vested as of the date of such termination.
(d)Involuntary Termination.
(i)Involuntary Termination Without Cause Not Following a Change in Control. Notwithstanding the provisions of Section 3(a), if the Option Holder is involuntarily terminated for a reason other than for Cause prior to one or more Vesting Dates, the Option Holder will vest, as of the date of termination, in the portion of the Option that was due to vest on the next Vesting Date following the date of termination.
(ii)Involuntary Termination Without Cause or Termination (by Executive Option Holders only) for Good Reason Following a Change in Control. Notwithstanding the provisions of Sections 3(a) and 3(d)(i), in the event there has been a Change in Control during the Vesting Period and the Options were not vested in connection with the Change in Control pursuant to Section 3(e), then if an Option Holder is involuntarily terminated following the Change in Control for a reason other than Cause, or if an Executive Option Holder terminates for Good Reason following the Change in Control, the unvested portion of the Option will become fully vested as of the date of such termination.
(e)Change in Control. Notwithstanding the provisions of Section 3(a), in the event of a Change in Control, if the Options are not assumed or replaced with awards of substantially equal value by the acquiring entity in such a Change in Control and/or cease to remain outstanding immediately following the Change in Control, the Option Holder’s Option will become fully vested as of the date immediately preceding such Change in Control, provided the Option Holder has remained continuously employed by the Company or a Related Company through such date. After a Change in Control, references to the “Company” as they relate to the Option shall refer to the successor entity.
(f)Most Favorable Provision Applies. For the avoidance of doubt, if two or more of Sections 3(a) through 3(e) above apply, then the applicable Section that results in the Option Holder vesting in the greatest portion of the Option shall control.
(g)Exercisability. The vested portion of the Option will be exercisable in whole or in part (but not as to any fractional shares of Stock) at any time prior to the termination of the Option pursuant to Section 4, provided that (i) any requisite approval or consent of any government authority of any kind that has jurisdiction over the exercise of options has been secured, and (ii) the Exercise Price is not greater than the Fair Market Value of a share of Stock on the intended date of exercise. The right to purchase shares of Stock under the Option will be cumulative, and shares not purchased in any year may be purchased in subsequent years, subject to the termination provisions contained herein.

4.Termination of Option. The Option will terminate on the first to occur of:
(a)Expiration Date. Notwithstanding any provision of these Award Terms to the contrary, in no event will the Option be exercisable after 5:00 p.m. Central Time on the eighth year anniversary of Grant Date (“Expiration date”).
(b)Termination of Employment. In the case of the Option Holder’s termination of employment, the Option will terminate as follows:
(i)Except as provided in Section 4(d), at 5:00 p.m. Central Time on the date that is 90 days following the date of the Option Holder’s termination of employment, or upon the Expiration Date, if earlier.
(ii)Notwithstanding Section 4(b)(i), if the Option Holder’s employment is involuntarily terminated by the Company or a Related Company for a reason other than for Cause (including, for the avoidance of doubt, following a Change in Control), or if an Executive Option Holder terminates for Good Reason following a Change in Control, at 5:00 p.m. Central Time on the date that is 12 months after the date of the Option Holder’s termination of employment, or upon the Expiration Date, if earlier.
(c)Death or Disability. If the Option Holder’s termination of employment occurs due to the Option Holder’s death or Disability, at 5:00 p.m. Central Time on the date that is 36 months after the date of such termination, or upon the Expiration Date, if earlier. In the case of death, the vested portion of the Option may be exercised by the Option Holder’s beneficiary determined in accordance with Section 11 and, in the case of Disability, the vested portion of the Option may be exercised by the Option Holder or the Option Holder’s personal representative or attorney-in-fact.
(d)Retirement.
(i)If on the date of the Option Holder’s termination of employment (other than due to death or Disability), the Option Holder satisfies the Rule of 70 and the Option Holder is at least age 55 but not yet 60, at 5:00 p.m. Central Time on the date that is 12 months after the date of the Option Holder’s termination of employment, or upon the Expiration Date, if earlier.
(ii)If on the date of the Option Holder’s termination of employment the Option Holder satisfies the Rule of 70 and the Option Holder is at least age 60, or if the Option Holder is at least age 65 (regardless of satisfaction of the Rule of 70), 5:00 p.m. Central Time on the date that is 36 months after the date of the Option Holder’s termination of employment, or upon the Expiration Date, if earlier.
(e)Most Favorable Provision Applies. For the avoidance of doubt, if two or more of Sections 4(b) through 4(d) above apply, then the applicable Section that results in the longest Option exercise period shall control.
(f)Forfeiture. If an Option Holder ceases to be employed by the Company or any Related Company prior to one or more Vesting Dates, the unvested portion of the Award shall be forfeited as of the termination date. Notwithstanding any provision of the Plan or these Award Terms to the contrary, the Option Holder will forfeit the Award (including any vested portion) immediately and without notice upon (A) the termination of the Option Holder’s employment for Cause, (B) the Option Holder’s breach of any confidentiality agreement or similar agreement pertaining to the confidentiality and nondisclosure of proprietary information, including but not limited to trade secrets, of the Company or any Related Company, or (C) the Option Holder’s commission of any act of malfeasance or wrongdoing affecting the Company or any Related Company. Furthermore, if the Option Holder ceases to be an employee of the Company and any Related Company (other than due to a termination following a Change in Control without Cause or for Good Reason, if applicable), and within one year following such date the Option Holder becomes employed by, consults with, and/or participates as an officer, director, employee, independent contractor, adviser, consultant, partner, principal, or shareholder (with more than five percent (5%) equity) with any entity which owns and/or operates (either directly or indirectly) or is engaged, or planning to be engaged (either directly or indirectly) in the ownership and/or operation of any of the “Competitive Restaurants” listed below or any successor thereto, then the Option Holder’s Award (including any vested portion) will be immediately forfeited and, to the extent the Option Holder has exercised the Award (in whole or in part), to the extent permissible under applicable law, the Participant shall be required to immediately pay to the Company the amount of gain (determined on a gross basis) on the exercise of the Option.

1	Ale House Restaurant	29	Landry's Seafood
2	Applebee's	30	Legal Sea Foods
3	Beef O'Brady's	31	Longhorn Steakhouse
4	Bennigan's Tavern	32	McCormick & Schmick's
5	BJ's Restaurant and Brewhouse	33	McDonald's
6	Bonefish Grill	34	Miller's Ale House Restaurant
7	BRAVO! Cucina Italiana	35	Morton's of Chicago
8	Brio Tuscan Grille	36	O'Charleys
9	Buca di Beppo	37	Olive Garden
10	Buffalo Wild Wings	38	On The Border
11	California Pizza Kitchen	39	Outback Steakhouse
12	Carino's Italian Grill	40	Palm Restaurant
13	Carraba's Italian Grill	41	Panera
14	Champps Americana	42	Pappadeaux Seafood Kitchen
15	Cheddar's Casual Café	43	PF Chang's China Bistro
16	Cheesecake Factory	44	Pizza Hut
17	Chipotle Mexican Grill	45	Red Robin
18	Chuy's	46	Romano's Macaroni Grill
19	Cracker Barrell	47	Ruby Tuesday
20	Dave & Busters	48	Ruth's Chris Steak House
21	Fogo De Chao	49	Seasons 52
22	Fuddruckers	50	Taco Bell
23	Hooters	51	Texas Roadhouse
24	Houlihans	52	TGI Fridays
25	Houston's/Hillstone	53	Uno Chicago Grill
26	Il Fornaio Restaurant	54	Wendy's
27	J Alexanders	55	Yard House
28	KFC

5.Clawback Provisions. In addition to, and not in limitation of, the restrictions set forth in Section 4(f) above, if the Option Holder is an officer of the Company (“Officer”) and the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by the Officer was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. The Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the Officer, cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the Officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the Officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the Officer, authorize legal action, or take such other action to enforce the Officer’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Company will not seek to recover bonuses or other compensation as detailed above paid more than three years prior to the date the applicable restatement is disclosed.
6.Exercise and Payment. The aggregate Exercise Price for shares of Stock purchased upon exercise of the Option must be paid in cash or by check acceptable to the Company or, if the Committee so determines in its sole discretion, the Company may accept payment of the Exercise Price by the surrender to the Company of shares of Stock having an aggregate Fair Market Value equal to the aggregate Exercise Price, or by any other method that is approved by the Committee and permitted by the Plan. As a condition of exercise, the Option Holder will also execute such documents as the Company in its discretion deems necessary to comply with or satisfy the requirements of the Securities Act of 1933, or any other law, as then in effect. Upon receipt of payment and any such documents, the Company will, as expeditiously as possible, deliver to the Option Holder a certificate or certificates for such shares of Stock.
7.Assignability. The Option is not assignable or transferable by the Option Holder except by will or by the laws of descent or distribution. Subject to the foregoing sentence, the Option will inure to the benefit of and be binding upon the successors and assigns of the Option Holder. The Option shall be exercisable, during the lifetime of Option Holder, only by the Option Holder.
8.Capital Adjustments and Reorganizations. The number of shares of Stock covered by the Option, and the Exercise Price thereof, will be subject to equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Option such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of the Option so replaced.
9.Notice of Disqualifying Disposition. The Option Holder must notify the Company of his or her intent to dispose of any of the shares of Stock purchased pursuant to the Option within two years of the date of the grant of the Option or one year from the date of each exercise of the Option. Promptly after such disposition the Option Holder will notify the Company of the number of shares of Stock disposed of, the dates of acquisition and disposition of such shares and the consideration, if any, received on such disposition. If, in connection with any such disposition, the Company becomes liable for withholding taxes and has no amounts owing the Option Holder with which to discharge its withholding obligation, the Option Holder will provide the Company with the amount needed to discharge the Company’s withholding obligation and will indemnify the Company against any penalties it may incur through its inability to apply amounts owing the Option Holder in discharge of its withholding obligation.

10.Incentive Stock Option Qualification. This Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, but to the extent that the Option, or a portion thereof, fails for any reason to meet the requirements of an “incentive stock option”, then it shall be treated as a non-qualified Option for all purposes under the Plan, these Award Terms or an award letter; provided, however, that nothing in these Award Terms or an award letter will be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to be an “incentive stock option” within such section or any other section of the Internal Revenue Code.
11.Heirs and Successors. These Award Terms will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, the Option Holder may designate a beneficiary in writing filed with the Committee in such form as the Committee will require. If a deceased Option Holder has failed to designate a beneficiary, or if the designated beneficiary of the deceased Option Holder dies before the Option Holder, the beneficiary will be deemed to be the legal representative or representatives of the estate of the last to die of the Option Holder and the designated beneficiary.
12.Taxes, Transaction Costs and Withholding. The Option Holder will be solely responsible for the payment of all taxes and transaction costs relating to the granting, vesting, exercise and payment of this Option. It will be a condition to the obligation of the Company to issue or transfer shares of Stock upon exercise of this Option that the Option Holder pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred in connection with the Option, including the exercise thereof. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock upon exercise of the Option.
13.Administration. The authority to interpret and administer the terms and conditions of this Award will be vested in the Committee, and the Committee will have all powers with respect thereto as it has with respect to the Plan. Any interpretation of these Award Terms by the Committee and any decision made by it with respect to these Award Terms is final and binding.
14.Relation to Plan. Notwithstanding anything in these Award Terms to the contrary, these Award Terms are subject to the terms of the Plan, a copy of which may be obtained by the Option Holder from the office of the Secretary of the Company. Any amendment to the Plan will be deemed to be an amendment to these Award Terms to the extent that the amendment is applicable hereto.
15.No Employment Contract. Nothing contained in these Award Terms will (a) confer upon the Option Holder any right to be employed by or remain employed by the Company or any Related Company, or (b) limit or affect in any manner the right of the Company or any Related Company to terminate the employment or adjust the compensation of the Option Holder.
16.Governing Law. The interpretation, performance, and enforcement of these Award Terms will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.

[End of document.]